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EXHIBIT 12.1

STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

	VI Acquisition Corp.				Midway Investors Holdings Inc.
	Year ended October 28, 2004		Period ended October 26, 2003		Period ended June 13, 2003		Year ended October 27, 2002
	(In thousands)
Fixed Charges:
Add:
Interest capitalized and expensed	$25,702		$9,348		$9,749		$18,153
Amortized premiums, discounts and capitalized expenses related to indebtedness	5,373		371		4,926		1,159
Estimate of interest expense within rental expense	6,009		4,999		5,408		8,315

Total fixed charges	$37,084		$14,718		$20,083		$27,627

Earnings:
Add:
Pre-tax income (loss) from continuing operations	$(5,437)		$(1,817)		$(6,556)		$12,360
Fixed charges	37,084		14,718		20,083		27,627
Subtract:
Interest capitalized	193		23		92		—

Total earnings	$31,454		$12,878		$13,435		$39,987

Ratio of earnings to fixed charges	—	(1)	—	(1)	—	(1)	1.4
Amount by which earnings were insufficient to cover fixed charges	$5,630		$1,840		$6,648		$—

(1)
For the referenced periods, the ratio of earnings to fixed charges was less that 1.0. As a result, we have disclosed a calculation of the coverage deficiency.

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  EXHIBIT 12.1
STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES